EXHIBIT 99.1

CPDU Reports Record Q2 Results

Press Release Source: China Pediatric Pharmaceuticals, Inc. On Thursday August 26, 2010, 12:27 pm EDT

XI’AN, China--(BUSINESS WIRE)--China Pediatric Pharmaceuticals, Inc. (OTC Bulletin Board: CPDU - News) ("China Pediatric Pharmaceuticals" or the "Company"), today announced its financial results for the second quarter ended June 30, 2010. The Company's quarterly report on Form 10-Q was filed with the U.S. Securities Exchange Commission on August 23, 2010.

“We are very pleased with our second quarter results, and while our sales and profit increased significantly we are confident we will be able to continue to increase sales by continuing to expand our market share and increase our brand recognition. Our product lines are becoming increasingly visible in pharmacies throughout much of China,” stated Mr. Jun Xia, Chairman and Chief Executive Officer of China Pediatric Pharmaceuticals, Inc.

Second Quarter 2010 Highlights

•	Sales in the 3 months ended June 30, 2010, increased by approximately $2,961,644, or 83% year-over-year, to $6,508,769
•	Gross profit in the 3 months ended June 30, 2010, increased $1,693,787, or 76% year-over-year, to $3,909,076
•	Net income in the 3 months ended June 30, 2010, increased by $460,409, or 58% year-over-year, to $1,257,809
•	Earnings per share in the 3 months ended June 30, 2010 increased by $0.03, or 30% year-over-year, to $0.13

Financial Review for Second Quarter Ended June 30, 2010

During the three and six months ended June 30, 2010, sales increased by approximately $3 million or 83% and $6.1 million or 85%, respectively, compared to the same periods of 2009.

This was primarily due to the sales increases for "Cooer" Series by $3.2 million or 136% and $6.1 million or 119% in the three and six months ended June 30, 2010, respectively. The increase in “Cooer” Series sales was mainly due to the increase in sales volume as we expanded our customer base and as a result of the increase in number of customers from 8 to 11 in the three months ended June 30, 2010 and from 8 to 18 in the six months ended June 30, 2010. These were also a result of the intensive promotion of the “Cooer” Series in 2010.

Gross profit increased about $1.7 million or 76% and $3.4 million or 77%, respectively, in the three and six months ended June 30, 2010 compared to the same periods of 2009. The increase in gross profits was due primarily to the increase in net sales of "Cooer" Series achieved through aforementioned expansion of the “Cooer” customer base. The overall gross profit margin decreased 2 percentage points and 3 percentage points in the three and six months ended June 30, 2010 compared to the same periods of 2009.

As a result of GMP inspection, production was temporarily suspended in the first quarter of 2010 and as a result we experienced a surplus in raw materials on hand for production. The Company therefore sold all the surplus raw materials with carrying value amounting to US$645,682 (i.e. at cost US$1,136,898 net of impairment brought forward US$491,216) included in “Others” back to its suppliers at US$982,894 (i.e. at a discount around 86% of the original costs US$1,136,898). Consequently, the overall gross profit ratio slightly decreased in the six months ended June 30, 2010 compared with the same period in 2009.

Other items contributed to the increase in selling, general and administrative expenses for the three and six months ended June 30, 2010 included an increase in operating expenses in the nature of one-time IPO expenses of approximately $214,000 and $401,000, respectively, and stock-based compensation costs of around $240,000 and $480,000, respectively.

As a result of the above, in the three months ended June 30, 2010, net income increased by $460,409 or 58% year-over-year to $1,257,809 and earnings per share increased by $0.03 or 30% year-over-year to $0.13. In the six months ended June 30, 2010, the net income increased by 72% year-over-year to $2,725,257 and earnings per share increased by $0.10 or 53% year-over-year to $0.29.

About China Pediatric Pharmaceuticals, Inc.

China Pediatric Pharmaceuticals, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus. The Company’s manufacturing facility located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers. For the six months ended June 30, 2010，Revenue was $13,217,661 and Net Income was $2,725,257 or $ 0.29 per share. As at June 30, 2010, Shareholders’ Equity was $20,280,504 and Total Assets were $24,322,864.
For more information see our website at www.chinapediatricpharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:
China Pediatric Pharmaceuticals, Inc.
Mr. Jun Xia, Chief Executive Officer
Mr. Minggang Xiao, Chief Financial Officer
Ms. Angel Feng, Vice President, Corporate Affairs
9th Floor, No. 29 Nanxin Street,
Xi’an, Shaanxi Province, P.R.C., 710004
Phone: 86-29-8727-1818
E-mail: ir@chinapediatricpharma.com